Remember to vote on shareholder proposals

Have you voted your shares in response to the proxy statement [link to statement] sent to shareholders of the Lutheran Brotherhood Family of Funds? Gaining a quorum of votes is critical to conducting the June 16 shareholder meeting.

Deadline is around the corner: All shareholders, including Thrivent Financial employees, are encouraged to vote their shares as soon as possible - the deadline is June 16, 6 a.m. Central time. As of June 1, we have received approximately a 30 percent response to the proxy. In order to conduct a shareholder meeting, we need at least a 50 percent response rate.

Every vote counts: If you're a shareholder of the Lutheran Brotherhood Family of Funds, please vote your shares promptly by following the directions on your voting instruction card (included in your proxy package). You can vote by mail, phone or via the Internet at https://vote.proxy-direct.com.

Securities are offered through Thrivent Investment Management Inc., 625 Fourth Ave. South, Minneapolis, MN 55415-1665, 1-800-THRIVENT (800-847-4836), a wholly owned subsidiary of Thrivent Financial for Lutherans. Member NASD. Member SIPC.